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FORM 5                                                  OMB APPROVAL
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                                             OMB Number               3235-0362
[x]  Check box if no longer  subject to      Expires:         December 31, 2001
     Section 16. Form 4 or Form 5            Estimated average burden
     obligations may continue. See           hours per response.............1.0
     Instruction 1(b).                       ----------------------------------

[ ]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Miller, III                     Lloyd                  I
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   (Last)                            (First)              (Middle)

     4550 Gordon Drive
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                                    (Street)

    Naples                             FL                  34102
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol


     Porta Systems Corporation  (PSI)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year
December, 2000


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [x]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


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          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                              5.             6.
                                                              4.                              Amount of      Owner-
                                                              Securities Acquired (A) or      Securities     ship
                                                              Disposed of (D)                 Beneficially   Form:     7.
                                   2.                         (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                                   Transaction   3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                 Date          Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                  (Month/Day/   Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         Year)         (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*   If the form is filed by more than one reporting person, see instruction
    4(b)(v).

                                                           (Over) SEC 2270(7/96)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


                                                                                                          9.       10.
                                                                                                          Number   Owner-
                                                                                                          of       ship
                    2.                                                                                    Deriv-   of
                    Conver-                    5.                              7.                         ative    Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-   ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities    Secur-  of
                    Exer-                      Securities    Date              Securities        Price    Bene-    ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned    (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End   In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of       direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year     (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.  (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)       4)      4)
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

Non-Qualified       $2.03    5/1/00                                            Common    5,000(1)         5,000       D
 Stock Option                                                                  Stock
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Series D            $3.00    4/10/00                                           Common    6,250(2)         6,250       I    By Trust
Warrants                                                                       Stock                                         A-2
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Series D            $3.00    4/10/00                                           Common    6,250(2)         6,250       I    By Keogh
Warrants                                                                       Stock
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Series D            $3.00    4/10/00                                           Common    1,250(2)         1,250       I    Trust
Warrants                                                                       Stock                                       f/b/o
                                                                                                                           Kimberly
                                                                                                                           I.
                                                                                                                           Miller
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Series D            $3.00    4/10/00                                           Common    1,250(2)         1,250       I    Trust
Warrants                                                                       Stock                                       f/b/o
                                                                                                                           Catherine
                                                                                                                           Miller
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====================================================================================================================================
EXPLANATION OF RESPONSES:
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
(1) These options are granted pursuant to the Company's 1996 Long-Term Incentive Plan, a 16b-3 plan, and are exercisable in installments.
(2) The reporting person disclaims beneficial ownership in these securities except to the extent of his beneficial ownership therein.




         /s/ Lloyd I. Miller, III                                2/13/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 2270 (7-96)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


                                                                                                          9.       10.
                                                                                                          Number   Owner-
                                                                                                          of       ship
                    2.                                                                                    Deriv-   of
                    Conver-                    5.                              7.                         ative    Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-   ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities    Secur-  of
                    Exer-                      Securities    Date              Securities        Price    Bene-    ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned    (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End   In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of       direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year     (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.  (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)       4)      4)
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

Series D            $3.00    4/10/00                                           Common    1,250(2)         1,250       I    UGMA
Warrants                                                                       Stock                                       Alexandra
                                                                                                                           Miller
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Series D            $3.00    4/10/00                                           Common    1,250(2)         1,250       I    Trust
Warrants                                                                       Stock                                       Lloyd I.
                                                                                                                           Miller
                                                                                                                           GST
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Series D            $3.00    4/10/00                                           Common    1,250(2)         1,250       I    UGMA
Warrants                                                                       Stock                                       Lloyd I.
                                                                                                                           Miller IV
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====================================================================================================================================

EXPLANATION OF RESPONSES:

(1) These options are granted pursuant to the Company's 1996 Long-Term Incentive Plan, a 16b-3 plan, and are exercisable in installments.
(2) The reporting person disclaims beneficial ownership in these securities except to the extent of his beneficial ownership therein.


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